                                                              EXHIBIT 12.1

                    THE ROUSE COMPANY AND SUBSIDIARIES

COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK
                          DIVIDEND REQUIREMENTS

                          (DOLLARS IN THOUSANDS)

                          NINE MONTHS ENDED
                            SEPTEMBER 30,               YEAR ENDED DECEMBER 31,
                          ------------------  ------------------------------------------------
                            1996      1995      1995      1994      1993      1992      1991
                          --------  --------  --------  --------  --------  --------  --------
Earnings (loss) before
 income taxes,
 extraordinary loss and
 cumulative effect of
 change in accounting
 principle............... $ 27,341  $  8,415  $ 10,169  $ 13,336  $  3,072  $(20,783) $  5,245
Fixed charges:
 Interest costs..........  169,330   164,213   219,838   220,971   219,705   221,907   219,538
 Capitalized interest....   (7,051)   (5,236)   (6,875)   (7,388)   (8,899)  (15,098)  (21,243)
 Amortization of debt
  issuance costs.........    1,466     1,924     2,527     2,146     2,801     3,571     3,173
 Distributions on
  Company-obligated
  mandatorily redeemable
  preferred securities of
  a trust holding solely
  Parent Company
  subordinated debt
  securities.............    9,539       --      1,204       --        --        --        --
 Portion of rental
  expense representative
  of interest factor (1).    5,301     5,042     8,266    10,788    15,988    14,739    15,265
 Support for debt service
  costs provided to
  affiliates accounted
  for under the equity
  method.................      --        --        --        --         31       389     1,106
Adjustments to earnings
 (loss):
 Minority interest in
  earnings of majority-
  owned subsidiaries
  having fixed charges...      893     1,716     2,026     2,234     1,909     1,747     2,118
 Undistributed earnings
  of less than 50%-owned
  subsidiaries...........      --        --       (189)     (564)      (68)      (84)     (540)
 Previously capitalized
  interest amortized into
  earnings (loss):
 Depreciation of
  operating properties
  (2)....................    2,900     2,823     3,764     3,670     3,605     3,474     3,145
 Cost of land sales (3)..    1,341       987     1,421     1,580     1,627     1,295       928
                          --------  --------  --------  --------  --------  --------  --------
   Earnings available for
    combined fixed
    charges and Preferred
    stock dividend
    requirements......... $211,060  $179,884  $242,151  $246,773  $239,771  $211,157  $228,735
                          ========  ========  ========  ========  ========  ========  ========
Combined fixed charges
 and Preferred stock
 dividend requirements:
 Interest costs.......... $169,330  $164,213  $219,838  $220,971  $219,705  $221,907  $219,538
 Amortization of debt
  issuance costs.........    1,466     1,924     2,527     2,146     2,801     3,571     3,173
 Distributions on
  Company-obligated
  mandatorily redeemable
  preferred securities of
  a trust holding solely
  Parent Company
  subordinated debt
  securities.............    9,539       --      1,204       --        --        --        --
 Portion of rental
  expense representative
  of interest factor (1).    5,301     5,042     8,266    10,788    15,988    14,739    15,265
 Support for debt service
  costs provided to
  affiliates accounted
  for under the equity
  method.................      --        --        --        --         31       389     1,106
 Preferred stock dividend
  requirements (4).......   17,555    18,302    24,402    21,802    18,968       --        --
                          --------  --------  --------  --------  --------  --------  --------
 Total combined fixed
  charges and Preferred
  stock dividend
  requirements........... $203,191  $189,481  $256,237  $255,707  $257,493  $240,606  $239,082
                          ========  ========  ========  ========  ========  ========  ========
Ratio of earnings to
 combined fixed charges
 and Preferred stock
 dividend requirements...     1.04       --        --        --        --        --        --
                          ========  ========  ========  ========  ========  ========  ========

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(1) Includes (a) 80% of minimum rentals, the portion of such rentals considered to be a reasonable estimate of the interest factor and (b) 100% of contingent rentals of $2,650,000 and $1,597,000 for the nine months ended September 30, 1996 and 1995, respectively, and $3,644,000, $6,232,000,
  $10,006,000, $8,106,000, and $8,458,000 for the years ended December 31,
  1995, 1994, 1993, 1992, and 1991, respectively.

(2) Represents an estimate of depreciation of capitalized interest costs based on the Company's established depreciation policy and an analysis of interest costs capitalized since 1971.

(3) Represents 10% of costs of land sales, the portion of such cost considered to be a reasonable estimate of the interest factor.

(4) Represents estimated pre-tax earnings required to cover Preferred stock dividends. All amounts are calculated based on actual Preferred stock dividends and an estimated effective tax rate of 40%.

(5) Total combined fixed charges and Preferred stock dividend requirements exceeded the Company's earnings available for combined fixed charges and Preferred stock dividend requirements by $9,597,000 for the nine months ended September 30, 1995 and by $14,086,000, $8,934,000, $17,722,000,
  $29,449,000, and $10,347,000 for the years ended December 31, 1995, 1994,
  1993, 1992, and 1991, respectively.